                                SCHEDULE 14A
                               (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934  (Amendment No.    )

Filed by the registrant  / x /
Filed by a party other than the registrant
/   /  Preliminary proxy statement
/ X /  Definitive proxy statement
/   /  Definitive additional materials
/   /  Soliciting material pursuant to Rule 14a-11(c)
       or Rule 14A-12
                       AMERICAN FINANCIAL GROUP, INC.
              (Name of Registrant as Specified in Its Charter)

                              James C. Kennedy
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

       / x /   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-
               6(i)(1), or 14a-6(j)(2).
      /   /    500 per each party to the controversy pursuant to
               Exchange Act rule 14a-6(i)(3).
     /   /     Fee computed on table below per Exchange Act Rules 14a-
               6(i)(4) and 0-11.

               (1) Title of each class of securities to which transaction applies:

               (2) Aggregate number of securities to which transactions applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11: ftnt. 1

               (4) Proposed maximum aggregate value of transaction:

                    Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

               (1) Amount previously paid:
               (2) Form, schedule or registration statement no.:
               (3) Filing party:
               (4) Date filed:



1. Set forth the amount on which the filing fee is calculated and state how it was determined.



                       AMERICAN FINANCIAL CORPORATION

                           One East Fourth Street
                           Cincinnati, Ohio 45202



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                         To be Held on June 4, 1996


To our Shareholders:

        The Annual Meeting of Shareholders of American Financial Corporation will be held on Tuesday, June 4, 1996, at 11:00 a.m., at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio. The purposes of the meeting are:

       1.      To establish the number of directors at eight;

       2.      To elect eight directors; and

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.


        Only holders of American Financial Corporation voting securities of record at the close of business on April 15, 1996 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

        You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.

                                             Sincerely,



                                             Carl H. Lindner
                                             Chairman of the Board and
                                             Chief Executive Officer


Cincinnati, Ohio
April 22, 1996

                       AMERICAN FINANCIAL CORPORATION
                               PROXY STATEMENT


                                INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Financial Corporation ("AFC" or the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 4, 1996; at 11:00 a.m. and any adjournment thereof. The approximate mailing date of this Proxy Statement and accompanying proxy form is April 22, 1996. At the Meeting, shareholders will be asked to establish the number of directors at eight, to elect directors and to transact such other business as may properly come before the Meeting or any adjournment thereof.


                            VOTING AT THE MEETING

Record Date; Shares Outstanding

        As of April 15, 1996, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding two classes of voting securities, its common stock, no par value ("Common Stock") and its voting preferred stock consisting of its Series F Voting Cumulative Preferred Stock ("Series F Preferred") and its Series G Voting Cumulative Preferred Stock ("Series G Preferred"). At the Record Date, 53,000,000 shares of Common Stock were outstanding, all of which were held by American Financial Group, Inc. ("AFG"), 13,744,754 shares of Series F Preferred were outstanding and 364,158 shares of Series G Preferred were outstanding (collectively, the Series F Preferred and Series G Preferred are referred to herein as the "Preferred Stock"). Each share of outstanding Common Stock and Preferred Stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions and broker non-votes will have no effect on any item voted on at the Meeting.

Proxies

       If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. If any other matters properly come before the Meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein. Shareholders may vote in person or by proxy at the Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or shareholders may appear at the Meeting and vote in person.

        Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person, by facsimile or by telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing.

Adjournment and Other Matters

        Approval of a motion for adjournment or other matters brought before the Meeting requires the affirmative vote of a majority of the shares voting at the Meeting. Management knows of no other matters to be presented at the Meeting other than those stated in the Notice.

Principal Shareholders

        The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding voting securities as of March 31, 1996:

Name and Address
of                                   Amount and Nature of    Percent of
Beneficial Owner                     Voting Securities Held  Voting Securities
- ------------------------------       ----------------------- -----------------

American Financial Group, Inc. (a)      53,000,000 (b)            79.0%
One East Fourth Street
Cincinnati, Ohio 45202

The American Financial Corporation       8,661,273 (c)            12.9%
  Employee Stock Ownership/
  Retirement Plan
  One East Fourth Street
  Cincinnati, Ohio 45202

        (a)     Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith
E. Lindner and trusts for their benefit (collectively the "Lindner Family") are the beneficial owners of approximately 44% of the voting stock of AFG.
AFG and the Lindner Family may be deemed to be controlling persons of the Company.

       (b)     Shares of Common Stock.

        (c) Includes 8,584,373 shares of Series F Preferred and 76,900 shares of Series G Preferred. This represented approximately 62.5% and 21.1% of these Series, respectively, at March 31, 1996.

PROPOSAL NO. 1    Establish the Number of Directors at Eight

       At the Meeting, Management will ask shareholders to establish the number of directors at eight. The number of directors currently is eight. A majority of the shares voted at the Meeting is required for this action.

PROPOSAL NO. 2    Election of Directors

        The Board of Directors has nominated eight directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

        The nominees for election to the Board of Directors are CARL H. LINDNER, CARL H. LINDNER III, S. CRAIG LINDNER, KEITH E. LINDNER, THEODORE H. EMMERICH, JAMES E. EVANS, THOMAS M. HUNT, and WILLIAM R. MARTIN. All of these nominees were elected directors at the Company's last Annual Meeting of Shareholders held on May 19, 1995. Alfred W. Martinelli, formerly a director of the Company, resigned on March 20, 1996. See "Management" below for information concerning the background, securities holdings, remuneration and certain other matters relating to the nominees. Each of the nominees for director is also a director of AFG and American Premier Underwriters, Inc. ("APU").

       The Board of Directors recommends that shareholders vote FOR Proposals 1 and 2.

                                 MANAGEMENT

        The directors and executive officers of the Company are:

                                                                         Director or
                           Age*              Position                    Executive Since
                           ---   --------------------------------        ---------------
Carl H. Lindner             76    Chairman of the Board and Chief
                                    Executive Officer                       1959
Carl H. Lindner III         42    Co-President and a Director               1980
S. Craig Lindner            41    Co-President and a Director               1979
Keith E. Lindner            36    Co-President and a Director               1981
Theodore H. Emmerich        69    Director                                  1995
James E. Evans              50    Senior Vice President, General
                                    Counsel and a Director                  1976
Thomas M. Hunt              72    Director                                  1995
William R. Martin           67    Director                                  1995

Neil M. Hahl                47    Senior Vice President                     1996
Sandra W. Heimann           53    Vice President                            1984
Robert C. Lintz             62    Vice President                            1979
Thomas E. Mischell          48    Senior Vice President - Taxes             1985
Fred J. Runk                53    Senior Vice President and Treasurer       1978


*As of March 31, 1996

        Carl H. Lindner (Chairman of the Board and Chief Executive Officer; Chairman of the Executive Committee) Mr. Lindner has been Chairman of the Board and Chief Executive Officer of the Company for more than five years. He is Chairman of the Board of Directors of American Annuity Group, Inc. ("AAG"), American Financial Enterprises, Inc. ("AFEI"), AFG, APU, Chiquita Brands International, Inc. ("Chiquita") and Citicasters Inc. Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

        Carl H. Lindner III (Co-President; Member of the Executive Committee) Mr. Lindner has been Co-President since March 1996. Prior thereto, he had served as President of the Company since April 1995. During the last five years, Mr. Lindner has been President of Great American Insurance Company ("Great American"), the principal property and casualty insurance subsidiary of AFC. He is also a director of AFG and APU.

        S. Craig Lindner (Co-President; Member of the Executive Committee) Since March 1993, Mr. Lindner has been President of AAG, an 81%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions. Mr. Lindner was elected President of American Money Management Corporation ("AMMC"), a subsidiary of AFC which provides investment services for the Company and its affiliated companies, in January 1996. For over five years prior thereto, he had served as Senior Executive Vice President of AMMC. Mr. Lindner is a director of AAG, AFG, APU and Citicasters.

        Keith  E.  Lindner (Co-President; Member of the Executive  Committee)
During the last five years, Mr. Lindner has been President and Chief Operating Officer and a director of Chiquita, a worldwide marketer and producer of bananas and other food products in which the Company has a 38% ownership interest. He is also a director of AFG and APU.

        Theodore H. Emmerich (Chairman of the Audit Committee; Member of the Compensation Committee) Until his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFG, APU, Citicasters, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

        James E. Evans (Senior Vice President and General Counsel) Mr. Evans was elected Senior Vice President and General Counsel of the Company in March 1996. During the past five years, Mr. Evans has been Vice President and General Counsel of AFC. Mr. Evans is also a director of AFEI, AFG, APU and Citicasters.

       Thomas M. Hunt (Member of the Compensation Committee) During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFG and APU.

        William R. Martin (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board (since 1993) and President and Chief Executive Officer (until
1993) of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of AAG, AFG and APU.

       Neil M. Hahl was elected Senior Vice President of the Company in March
1996.   For  more than five years previously, he has served as a Senior  Vice
President of APU.

        Sandra W. Heimann has served as a Vice President of the Company for more than five years.

       Robert C. Lintz has served as a Vice President of the Company for more than five years.

        Thomas E. Mischell was elected Senior Vice President - Taxes of the Company in September 1995. Prior thereto, he had served as a Vice President of AFC for over five years.

        Fred J. Runk was elected Senior Vice President and Treasurer of the Company in March 1996. Prior thereto, he had served as a Vice President and Treasurer of the Company for more than five years.

        In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Carl
H. Lindner, Fred J. Runk and Thomas E. Mischell had been executive officers of that company within two years before its bankruptcy reorganization.

Securities Ownership

        The following table sets forth information, as of March 31, 1996, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 1996.

                             Amount and Nature of Beneficial Ownership(a)
                             --------------------------------------------
Name of                      Shares of Common          Shares of Preferred
Beneficial Owner             Stock Held                Stock Held
- -----------------------      -------------------       --------------------
Carl H. Lindner              53,000,000 (b)                  ---
Carl H. Lindner III          53,000,000 (b)                  ---
S. Craig Lindner             53,000,000 (b)                  ---
Keith E. Lindner             53,000,000 (b)                  ---
Theodore H. Emmerich         ---                             ---
James E. Evans               ---                             ---
Thomas M. Hunt               ---                             ---
William R. Martin            ---                           38,508
- ------------------
All directors and           53,000,000 (b)                 55,824
executive
  officers as a group

        (a) Does not include the following ownership interests in subsidiaries of the Company: Messrs. Emmerich, Evans, Hunt and S.C. Lindner and all directors and executive officers as a group beneficially own 561, 19,638, 382, 45,308 and 76,588 shares, respectively, of the common stock of American Annuity Group, Inc.; and Mr. Evans and all directors and executive officers as a group beneficially own 116,000 and 409,120 shares, respectively, of the common stock of American Financial Enterprises, Inc. Also excludes the following interests in Chiquita and Citicasters: Messrs. Emmerich, C.H. Lindner, K.E. Lindner, S.C. Lindner and all directors and executive officers as a group beneficially own 200, 41,081, 39,806, 42,645 and 216,969 shares, respectively, of the common stock of Chiquita; and
Messrs. Emmerich, Evans, C.H. Lindner, S.C. Lindner and all directors and executive officers as a group beneficially own 7,425, 94,500, 3,432,666,
85,500 and 3,783,717 shares, respectively, of the common stock of Citicasters. This table also excludes the ownership of shares of common stock of AFG, the Company's parent, as follows: Carl H. Lindner - 6,793,221; Carl H. Lindner III - 4,449,233; S. Craig Lindner - 4,027,871; Keith E. Lindner - 6,212,775; Mr. Emmerich - 16,219, Mr. Evans - 42,846; Mr. Hunt -
15,819; Mr. Martin - 6,000; and all directors and executive officers as a group - 22,158,730.

        (b) Represents shares held by AFG. The Lindner Family may be deemed to be the beneficial owners of these shares, which represent 100% of the Common Stock outstanding.

                                COMPENSATION

        The following table summarizes the aggregate cash compensation for 1995, 1994 and 1993 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 1995 (such five executive officers being herein referred to as the "Named Executive Officers"). Such compensation includes amounts paid by AFC, APU and their subsidiaries and certain affiliates during 1995.

                         SUMMARY COMPENSATION TABLE

                                             Annual Compensation
                                   ------------------------------------
                                                              Other                    All
                                                              Annual      Long-Term    Other
                                                              Compen-     Incentive    Compen-
Name and                                                      sation      Payouts      sation
Principal Position (a)      Year      Salary    Bonus        (b)         (c)          (d)
- -----------------------     ----      ------    -----        -------     ----------   --------
Carl H. Lindner             1995      $1,364,000 $ 900,000    $254,000    ---          $169,000
Chairman of the Board and   1994       1,129,000  2,050,000    143,000    ---           108,000
Chief Executive Officer     1993       1,649,000  2,083,000    200,000    ---           159,000
Carl H. Lindner III         1995      $1,076,000 $  900,000   $223,000    $5,950,000   $103,000
Co-President                1994         529,000    784,000     13,000    ---            82,000
                            1993       1,071,000  1,389,000    165,000    ---           128,000

S. Craig Lindner            1995      $1,121,000 $  900,000   $142,000    $5,950,000    $83,000
Co-President(e)             1994       1,570,000  1,350,000    106,000    ---            95,000
                            1993       1,535,000  2,200,000     74,000    ---            88,000

Keith E. Lindner            1995       $ 935,000  $ 900,000       ---    $5,950,000     $30,000
Co-President

James E. Evans              1995       $ 948,000  $ 850,000    $10,000    $1,480,000    $58,000
Senior Vice President and   1994       1,019,000    850,000      1,000    ---            50,000
General Counsel             1993         960,000    400,000      3,000    ---            64,000

        (a) Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner were elected Co-Presidents of the Company in March 1996. Prior thereto, they have served as President, Vice Chairman and Vice Chairman, respectively. Keith E. Lindner became an executive officer of the Company in April 1995.

        (b)     This  column includes the amounts in the following table  for
(i) personal homeowners and automobile insurance coverage, and (ii) the use of corporate aircraft, housing and value of automobiles. AFC's business requires AFC executives to travel frequently. To assure security and to minimize travel time, AFC requires or encourages certain executives and their families to utilize corporate aircraft for personal travel. AFC does not incur significant additional cost for such personal use and reports such use as additional compensation for income tax purposes.

Name                          Year       Insurance       Aircraft & Automobiles
- -----------------------------------------------------------------------------
- -
Carl H. Lindner               1995       $18,000           $236,000
                              1994        10,000            133,000
                              1993        10,000            190,000

Carl H. Lindner III           1995         7,000            206,000
                              1994         3,000            ---
                              1993        15,000            150,000

S. Craig Lindner              1995        20,000            122,000
                              1994        ---               106,000
                              1993        19,000             55,000

Keith E. Lindner              1995        ---               ---

James E. Evans                1995        ---                10,000
                              1994        ---                 1,000
                              1993        ---                 3,000

       (c) Represents payments made in April 1995 upon termination of the AFC Book Value Incentive Plan which was established in 1980 (the "Incentive Plan"). The Incentive Plan generally provided for the granting of Units measured by an adjusted book value of AFC Common Stock at the time of grant with distributions based on the increase in the value of the Units to the date of exercise to the extent vested. The Incentive Plan, which was approximately 95% vested immediately prior to the April 1995 mergers involving the Company, AFG and APU (the "Mergers"), terminated upon completion of the Mergers, at which time full vesting was granted.

         (d) This column includes amounts for (i) Employee Stock Ownership/Retirement Plan contributions, (ii) directors' fees, (iii) savings and retirement plans of subsidiaries and (iv) term life insurance premiums.

                                                                             Savings
                                                                             and
                                               Directors'    Retirement      Term
Name                     Year     Esorp        Fees          Plans           Life
- -------------------      -----    --------     ---------     ----------      -------
Carl H. Lindner          1995     $30,000        $25,000     $ 74,000        $40,000
                         1994      30,000         19,000       49,000         10,000
                         1993      30,000         19,000      100,000         10,000

Carl H. Lindner III      1995      30,000            ---       67,000          6,000
                         1994      30,000            ---       51,000          1,000
                         1993      30,000            ---       97,000          1,000

S. Craig Lindner         1995      30,000         51,000          ---          2,000
                         1994      30,000         64,000          ---          1,000
                         1993      30,000         57,000          ---          1,000

Keith E. Lindner         1995      30,000            ---          ---            ---

James E. Evans           1995      30,000         25,000          ---          3,000
                         1994      30,000         19,000          ---          1,000
                         1993      30,000         33,000          ---          1,000

        (e) Does not include 75,000 AAG stock appreciation rights granted and cancelled in 1995.

Stock Options

        No Company stock options were granted to, or exercised by, the Named Executive Officers during 1995. Certain executive officers of AFC also serve as executive officers of AFC subsidiaries and may be granted employee stock options or SARS by such subsidiaries.

     AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES
   ----------------------------------------------------------------------
                                                                 Number of Securities
                                   Shares                        Underlying                  Value of Unexercised
                                   Acquired on       Value       Unexercised Options         In-the-Money Options
                                   Exercise          Realized    at Year End                 at Year End (a)
                                                                 --------------------        --------------------
Name                   Company     (# of Shares)                 Exer-          UnExer-       Exer-           Unexer
                                                                 -cisable        cisable      cisable         cisable
- --------------------------------------------------------------------------------------------------------------------
James E. Evans          AFEI             ---            ---        115,000        ---          $93,750          ---
S. Craig Lindner        AAG           85,000        $52,675            ---        ---              ---          ---

       (a) The value of in-the-money options is calculated based on the closing market price on December 29, 1995 (the last trading day of the year) for AFEI's common stock of $21.75 per share.

Compensation Committee Report

       The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company or any of its subsidiaries. This Committee also acts as the Compensation Committee for AFG. The Committee's functions include reviewing, and making recommendations to the Board of Directors with respect to, the compensation of the senior executive officers of AFG and the Company. As a result, much of the discussion contained in this report relates to service provided to, and compensation paid by, AFG and its subsidiaries, including the Company.

        During 1995, the Board generally delegated to the Chief Executive Officer the authority to approve the compensation of the executive officers other than himself and the Co-Presidents (formerly the President and the Vice Chairmen).

       Compensation of Executive Officers.  The Company's compensation system
for  executive officers of the Company has two principal components:   annual
base salary and annual incentive bonuses.

        Before making decisions regarding salaries and bonuses for senior executives, the Committee's practice is first to discuss such matters with the CEO and the Co-Presidents and then to solicit their recommendations based on such discussions. After the Committee has deliberated and formed its recommendations, its practice is to present them to the full Board for its approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO, and the Co-Presidents.

        After completion of the Mergers involving the Company, AFG and APU, a new Compensation Committee consisting entirely of independent directors was formed and, in addition to the functions described above, was charged with developing an annual bonus system for the CEO, the Co-Presidents, and the senior executive officers that would make a substantial portion of their total compensation dependent on the performance of AFG and the Company, including achievement of pre-established earnings per share targets relating to AFG common stock.

        Shortly after the Mergers, the AFG Board acted on the recommendation of the Committee and fixed the annual base salary for the CEO and the Co-Presidents at $900,000. For each such executive officer, the AFG salary is to be reduced by the amount of salary and director fee payments received from affiliates of AFG, including the Company. The amounts shown in the Summary Compensation Table are greater than $900,000 as a result of the higher salaries for the CEO and the Co-Presidents prior to the Mergers.

        In August 1995, the Committee determined that it was not practical to implement an annual bonus system for 1995 based on objective criteria. This determination was made primarily because the Mergers were not consummated until the second quarter of 1995. Although the debt reductions and operating efficiencies resulting from the Mergers were effected as soon as practicable after the Mergers, much of the savings from such measures could not be realized until later in 1995. The Committee determined that 1995 bonuses paid to senior executives (including the CEO and the Co-Presidents) would be determined by the Committee in its sole discretion.

        Annual Base Salaries. The Committee's policy is to approve annual base salaries and salary increases for senior executive officers that are appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In determining the salary to be paid by the Company, the Committee considered the fact that the senior executive officers also had significant responsibilities as executive officers of AFG and its other subsidiaries.

        Annual Bonuses. The bonuses awarded to senior executive officers for 1995 were based on assessments of both Company performance and individual performance during 1995. After reviewing a number of subjective factors, the Committee made a qualitative judgment that the Company's performance and accomplishments in 1995 warranted bonuses in the amounts awarded. In determining the 1995 bonuses, the Committee did not specifically relate any measure of performance or any accomplishment to the level of bonuses awarded. Nor did the Committee assign relative weight to any specific performance factor. Rather, the Committee members made the subjective determination that the bonuses awarded were appropriate in view of their qualitative judgment that 1995 represented a year of significant achievement for the Company that was in large part attributable to the talents and efforts of its senior executives.

        In determining the annual base salaries and 1995 bonuses to the CEO and the Co-Presidents, the Committee was fully aware that the 1995 cash compensation received by such executives is substantially less than the aggregate annual compensation they have received from AFC, its subsidiaries and affiliates in recent years. Ultimately, the annual base salary and bonuses received by the CEO and the Co-Presidents from the Company and its affiliates are expected to be virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other.

        Compensation of the CEO.. Shortly after the Mergers were completed, the annual bonus awarded for 1995 to the CEO was determined on the basis described above under "Compensation of Executive Officers - Annual Bonuses." More specifically, the Committee evaluated the Company's achievements, both financial and non-financial, for the year and the CEO's contributions to those achievements. The Committee concluded that 1995 was a year of significant achievement for the Company. The Committee based this conclusion primarily on the fact that since the Mergers, the Company has been able to significantly improve its balance sheet through the retirement of relatively expensive AFC debt with borrowings from APU. The Committee concluded that the CEO's leadership contributed substantially to these accomplishments and made the qualitative judgment that the size of bonus awarded to the CEO for 1995 was warranted.

Members  of  the  Compensation Committee:       William  R.  Martin, Chairman
                                                Theodore H. Emmerich
                                                Thomas H. Hunt

Compensation Committee Interlocks and Insider Participation

         Since the consummation of the merger on April 3, 1995, the compensation of AFC's Chief Executive Officer and other executive officers has been determined by a Compensation Committee of independent directors. Prior to the merger, AFC's Board of Directors determined the compensation of the Chief Executive Officer. The Executive Committee of AFC's Board
determined the compensation of the other executive officers. Compensation received by the Chief Executive Officer from the public reporting subsidiaries has been determined by the boards of directors or committees of such companies. Until the merger, the members of AFC's Board were Carl H. Lindner, Ronald F. Walker, and Robert D. Lindner and Richard E. Lindner. The first three served as the Executive Committee and were executive officers of AFC. Carl H. Lindner and Ronald F. Walker are also members of the Boards of Directors of certain of AFC's subsidiaries. Mr. Walker is a member of the Compensation/Stock Option Committee of AFEI and a similar committee of AAG. Carl H. Lindner is a member of the boards of directors and an executive officer of AFEI and AAG. Certain directors have had transactions with AFC and its subsidiaries which are described under "Certain Transactions."

Performance Graph

        No performance graph is included as the Company's Common Stock is not publicly traded.

Certain Transactions

        AFC and its subsidiaries have had and expect to continue to have transactions with AFC's directors, officers, principal shareholders, their affiliates and members of their families. AFC believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFC.

        On April 3, 1995, the Mergers were consummated, resulting in AFG acquiring all of the common stock of AFC and APU. In connection with the Mergers, (i) each then outstanding share of APU common stock was converted into one share of common stock of AFG, (ii) each then outstanding share of AFC common stock was converted into 1.435 shares of common stock of AFG (after giving effect to the Settlement discussed below), and (iii) APU and AFC become subsidiaries of AFG. In the Mergers, 28.3 million shares of Common Stock were issued to the former shareholders of AFC, consisting of Carl H. Lindner, members of his family and trusts for their benefit.

        AFC provides security guard and surveillance services at the main office of Provident Bancorp, Inc. ("Provident") for which Provident paid $100,000 in 1995. Members of the Lindner family are the majority owners of Provident. Provident leases its main banking and corporate office from AFC. During 1995, the lease agreements were rewritten and extended to the year 2010, with Provident receiving $1.2 million which represent the net present value of the difference between payments of the old and current lease agreements. Provident paid rent under the leases of $1,397,000 in 1995.

        In March 1995, Carl H. Lindner purchased a home from a subsidiary of the Company for its book value of approximately $1.8 million.

        In connection with the sale of investment securities in 1991 to certain executive officers and employees, AFC received promissory notes bearing interest at 7%. The highest balance due from Mr. Evans, the sole executive officer owing more than $60,000 at any time since January 1, 1995, was $85,000. Mr. Evans repaid these notes in April 1995.

        As of March 31, 1996, the Company and the Lindner family owned a majority of the common stock of Citicasters Inc. Facilities and services provided to Citicasters by the Company for which charges exceeded $60,000 in 1995 were as follows: approximately $254,000 for the lease of Citicasters' corporate headquarters, $520,000 for insurance coverage, $643,000 for travel related services and $64,000 for banquet and hotel services.

        In 1995, the Company paid approximately $70,000 for meat products which were purchased from Thriftway Supermarkets, Inc. and given to employees of the Company and certain affiliates as holiday gifts in December 1994. Richard E. Lindner and members of his family were the owners of Thriftway at the time of the purchase.

        During 1995, a subsidiary of the Company leased an aircraft from a company owned by members of the Richard E. Lindner family. The subsidiary made lease payments of $328,000 under a one-year agreement renewable at each party's option. The Company also pays its proportionate share of actual costs incurred for personnel, fuel and other related items, based on actual usage.

        In 1995, the Company and certain subsidiaries purchased automobiles, automobile repairs and other merchandise used in AFC's business from various businesses owned by relatives of Ms. Heimann for an aggregate of approximately $100,000.

Directors' Compensation

        The Company's Board of Directors receives no annual compensation from the Company. However, they are paid as directors of AFG.

Committees and Meetings of the Board of Directors

        The Company's Board of Directors held six meetings and took action in writing two times in 1995. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

       Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E.
Lindner.   The Committee's  functions  include  analyzing  the  future development  of  the business  affairs and operations of the Company,
including further  expansion  of   businesses  in  which  the  Company  is
engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board
of  Directors.   The  Executive  Committee consulted among themselves
informally many times throughout the year and took action in writing on seven occasions in 1995.

       Audit Committee. The Audit Committee consists of Theodore H. Emmerich (Chairman) and William R. Martin. Neither is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign
Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firm engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration and the management of the investments of the employee benefits plans of the Company and its subsidiaries. The Audit Committee met four times and took action in writing on one occasion in 1995.

       Compensation Committee  The Compensation Committee consists of William
R. Martin (Chairman), Theodore H. Emmerich and Thomas M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report." The Compensation Committee met five times in 1995.

                                      INDEPENDENT AUDITORS

        The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1995. Representatives of that firm will attend the Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

        In its report on AFC's 1994 financial statements, Ernst & Young LLP, AFC's principal independent accounts, expressed reliance on the reports of Deloitte & Touche LLP with respect to the financial statements of American Premier Underwriters, Inc., an AFC investee. For financial reporting purposes, AFC is the predecessor to American Financial Group, Inc. Effective August 23, 1995, pursuant to a recommendation of their respective Audit Committees adopted by their Executive Committees of the Board of Directors, American Financial Group, Inc. and American Premier engaged the firm of Ernst & Young LLP to be their principal independent accountants for purposes of performance the 1995 audit of their financial statements. This change enables the companies to better coordinate financial reporting matters with AFC. This change results in a single auditor for the major subsidiaries of American Financial Group, Inc.

        American Premier has reported that in connection with the audits of its two fiscal years ended December 31, 1994, and the subsequent interim periods, there had been no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with Deloitte & Touche LLP, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference in their opinion to the subject matter of the disagreement. The report of Deloitte & Touche LLP on the consolidated financial statements of American Premier has not contained an adverse opinion or a disclaimer of opinion, and has not been qualified or modified as to uncertainty, audit scope, or accounting principles for the years 1993 and 1994.


                                     SHAREHOLDER PROPOSALS

        If a shareholder desires to have a proposal included in the proxy statement for the 1997 annual shareholders meeting, such proposal must be received by the Company's Secretary at his office by December 31, 1996 in order to be considered for inclusion.

                                     REQUESTS FOR FORM 10-K

       The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Vice President and Treasurer, American Financial Corporation, One East Fourth Street, Cincinnati, Ohio 45202.

                                       By order of the Board of Directors,



                                      James C. Kennedy
                                      Secretary


Cincinnati, Ohio
April 22, 1996